UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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RUBICON TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 23, 2016

Dear fellow shareholders of Rubicon Technology, Inc.:

Paragon Technologies, Inc. is nominating two highly qualified director candidates for election to the board of directors of Rubicon Technology, Inc. (“Rubicon”) at its annual meeting of shareholders to be held on June 24, 2016. We are sending you the attached proxy statement and the enclosed BLUE proxy card to solicit your proxy to elect our director candidates.

It is our firm belief that Rubicon today represents one of the worst cases of shareholder value destruction that we have seen. We believe Rubicon represents an exceptional case of financial mismanagement at the direct expense of shareholders. Over the past four years, Rubicon has exhibited clear signs of significant business risk but we have neither seen nor found any evidence of managerial action that was taken to mitigate these problems.

In 2011, Rubicon’s share price exceeded $20 per share, representing a market capitalization of over $400 million. Today, Rubicon’s shares trade for approximately $0.60 per share, representing a market capitalization of approximately $18 million. During this period of unprecedented loss of shareholder value, Rubicon’s board and management team have seen it fit to pay and reward themselves with increasingly significant levels of compensation.

We believe the current board has been lax in fulfilling its duties to shareholders, thereby necessitating the urgent need for change at the board level.

Given Rubicon’s rapidly shrinking balance sheet and continuing significant losses, we believe that if a new direction is not implemented immediately, Rubicon’s business will be significantly impaired by the end of 2016 and there will be little chance for meaningful shareholder recovery.

We believe that our director candidates possess the skills and experience necessary to turn Rubicon around, but more importantly to create a company that works for the benefit of shareholders, not the insiders. Our two director candidates, whose backgrounds are more fully described in the attached proxy statement, are Jack H. Jacobs and Hesham M. Gad.

We ask for your support by completing, signing, dating and returning in the enclosed postage-paid envelope the enclosed BLUE proxy card. If you hold Rubicon shares through a bank, broker or other nominee, you must provide voting instructions to that entity. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card.

We urge you not to return any proxy card provided by Rubicon. To support Paragon, you should return our BLUE proxy card and discard any proxy card you receive from Rubicon. You do not need to (and should not) vote “withhold” on RUBICON’s proxy card to vote for our director candidates. You should not vote for any of the director candidates nominated by Rubicon, or on any other matter by returning Rubicon’s proxy card. If you have already provided Rubicon with an executed proxy, you may revoke it by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by sending a later dated BLUE voting instruction card to that entity).

If you have any questions or require any assistance with providing your proxy or any other matters, please contact our proxy advisor, Alliance Advisors, at 855-737-3183.

Thank you for your support,
Paragon Technologies, Inc.

Proxy Statement

This proxy statement and enclosed BLUE proxy card are being provided by Paragon Technologies, Inc. in connection with its solicitation of proxies from you, the holders of shares of common stock of Rubicon Technology, Inc., a Delaware corporation (“Rubicon”), to elect our two director candidates to Rubicon’s board of directors at Rubicon’s annual meeting of shareholders to be held at 666 Fifth Avenue, 26th Floor, New York, NY 10103, on June 24, 2016, at 8:00 a.m., local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).

Paragon’s director candidates are Hesham M. Gad and Jack H. Jacobs. The backgrounds and qualifications of our director candidates are described in this proxy statement in the section titled “Our Director Candidates.”

Proposals to ratify Rubicon’s independent auditors for the fiscal year ending December 31, 2016 and to approve the Rubicon Technology, Inc. 2016 Stock Incentive Plan are also included on our BLUE proxy card. Paragon does not make a recommendation with respect to the auditor ratification proposal, but recommends that you vote “AGAINST” Rubicon’s proposal to approve its 2016 Stock Incentive Plan.

Rubicon has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting as April 26, 2016 (the “Record Date”). Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to Rubicon, as of the Record Date, there were 26,722,958 shares of common stock of Rubicon outstanding and entitled to vote at the Annual Meeting.

This solicitation of proxies is being made by Paragon. Further information regarding Paragon and its affiliates is included in this proxy statement in the section titled “Information About Us.” This solicitation of proxies is not being made by or on behalf of the board of directors or management of Rubicon.

This proxy statement and the enclosed BLUE proxy card are first being sent to Rubicon’s shareholders on or about May 23, 2016.

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED BLUE PROXY CARD TO ELECT OUR DIRECTOR CANDIDATES. YOU WILL NOT BE ABLE TO VOTE FOR OUR DIRECTOR CANDIDATES BY RETURNING A PROXY CARD THAT IS PROVIDED BY RUBICON.

IF YOU HOLD RUBICON SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MUST PROVIDE VOTING INSTRUCTIONS TO THAT ENTITY. IF YOU HAVE NOT RECEIVED A BLUE VOTING INSTRUCTION CARD FROM YOUR BANK, BROKER OR OTHER NOMINEE, YOU SHOULD IMMEDIATELY CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO OBTAIN A BLUE VOTING INSTRUCTION CARD.

WE URGE YOU NOT TO RETURN ANY PROXY CARD PROVIDED BY RUBICON. TO SUPPORT PARAGON, YOU SHOULD RETURN OUR BLUE PROXY CARD AND DISCARD ANY PROXY CARD YOU RECEIVE FROM RUBICON. YOU DO NOT NEED TO (AND SHOULD NOT) VOTE “WITHHOLD” ON RUBICON’S PROXY CARD TO VOTE FOR OUR DIRECTOR CANDIDATES. YOU SHOULD NOT VOTE FOR ANY OF THE DIRECTOR CANDIDATES NOMINATED BY RUBICON OR ON ANY OTHER MATTER BY RETURNING RUBICON’S PROXY CARD.

IF YOU HAVE ALREADY PROVIDED RUBICON WITH AN EXECUTED PROXY, YOU MAY REVOKE IT BY EXECUTING A LATER DATED BLUE PROXY CARD AND SENDING IT TO US IN THE ENCLOSED POSTAGE-PAID ENVELOPE (OR, IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, BY SENDING A LATER DATED BLUE VOTING INSTRUCTION CARD TO THAT ENTITY).

SEE THE BACK COVER PAGE OF THIS PROXY STATEMENT FOR FURTHER INFORMATION ON HOW TO VOTE YOUR RUBICON SHARES.

Questions and Answers Relating to this Proxy Solicitation

What are you asking Rubicon’s shareholders to do?

We are asking for your support for the election to Rubicon’s board of directors of our two director candidates, Hesham M. Gad and Jack H. Jacobs. As described more fully in this proxy statement, we believe our director candidates possess the skills and experience necessary to lead Rubicon in a new direction that we believe is urgently needed. Our director candidates will be responsible stewards of the trust placed in them by Rubicon’s shareholders and will be committed to turning the company around and making it successful for the benefit of all shareholders.

Who are Paragon’s director candidates?

Hesham M. Gad and Jack H. Jacobs are highly qualified individuals with significant business experience. The principal occupation and business experience of each of these candidates is described in this proxy statement in the section titled “Our Director Candidates.” We believe that each of our director candidates would be considered independent under the listing standards of the NASDAQ Stock Market (“NASDAQ”), and none of our director candidates is affiliated with Rubicon or any of its subsidiaries. If elected to Rubicon’s board of directors, our director candidates would owe fiduciary duties to all of Rubicon’s shareholders.

Who can provide a proxy?

If you are a record holder of Rubicon shares as of the close of business on the record date for the Annual Meeting, which is April 26, 2016, you have the right to vote in person or by proxy on the election of directors and any other matters that may properly come before the Annual Meeting. If you are a record holder of Rubicon shares at the close of business on the record date, you will retain your right to vote or provide a proxy even if you sell your Rubicon shares after the record date.

How do I provide a proxy?

We urge you to complete, sign, date and return in the enclosed postage-paid envelope the enclosed BLUE proxy card to elect our director candidates. You will not be able to vote for our director candidates by returning a proxy card that is provided by Rubicon. If you hold Rubicon shares through a bank, broker or other nominee, you must provide voting instructions to that entity. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card.

If you have already provided Rubicon with an executed proxy, you may revoke that proxy by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by returning a later dated BLUE voting instruction card to that entity). We urge you not to sign or return any proxy card provided by Rubicon. You do not need to (and should not) vote “withhold” on Rubicon’s proxy card to vote for our director candidates. You should not vote on any other matter by returning Rubicon’s proxy card.

See the back cover page of this proxy statement for further information on how to vote your Rubicon shares.

Can I vote by telephone or Internet?

If you hold your shares in registered form, information should be included with this proxy statement providing you instructions on how to vote by telephone or the Internet.

If you hold your shares through a bank, broker or other nominee, information may be included with this proxy statement from that entity providing you instructions on how to vote by telephone or the Internet. Many banks and brokerage firms participate in a program that allows eligible shareholders to vote by telephone or the Internet. If your bank or brokerage firm participates in the telephone or Internet voting program, then the bank or brokerage firm will provide you with instructions for voting by telephone or the Internet on the voting form that it provides to you. Telephone and Internet voting procedures, if available through your bank or brokerage firm, are designed to authenticate your identity and allow you to give your voting instructions and confirm that your instructions have been properly recorded.

If you have any questions or require any assistance with providing your proxy or any other matters, please contact our proxy advisor, Alliance Advisors, at 855-737-3183.

What is the deadline for providing a proxy?

We urge you to submit your proxy to us as soon as possible. For your proxy to be voted at the Annual Meeting, we must receive it on or prior to the date of the Annual Meeting. The Annual Meeting is scheduled to occur on June 24, 2016.

Who is making this proxy solicitation?

This proxy solicitation is being made by Paragon Technologies, Inc., a shareholder of Rubicon. Paragon is a Delaware corporation with its headquarters located in Easton, Pennsylvania. Paragon is a holding company with operations in the material handling and order fulfillment industry. Paragon’s board of directors consists of our two director candidates, Hesham M. Gad and Jack H. Jacobs, and Samuel S. Weiser.

Why is Paragon making this proxy solicitation?

Since 2011, Rubicon’s share price has declined from over $20 per share, representing a market capitalization of over $400 million, to approximately $0.60 per share today, representing a market capitalization of approximately $18 million. Over the past four years, Rubicon has exhibited clear signs of significant business risk but we have neither seen nor found any evidence of managerial action that was taken to mitigate these problems. During this period of unprecedented loss of shareholder value, Rubicon’s board and management team have seen it fit to pay and reward themselves with increasingly significant levels of compensation. We believe Rubicon represents an exceptional case of financial mismanagement at the direct expense of shareholders.

We believe the current board has been lax in fulfilling its duties to shareholders, thereby necessitating the urgent need for change at the board level. Given Rubicon’s rapidly shrinking balance sheet and continuing significant losses, we believe that if a new direction is not implemented immediately, Rubicon’s business will be significantly impaired by the end of 2016 and there will be little chance for meaningful shareholder recovery. We believe that our director candidates possess the skills and experience necessary to turn Rubicon around, but more importantly to create a company that works for the benefit of shareholders, not the insiders.

How many proxies must be received for Paragon’s director candidates to be elected?

Under Rubicon’s bylaws, shareholders are entitled to one vote for each share held by them on each matter coming before the Annual Meeting. Rubicon’s directors are elected by a plurality of the votes cast at a meeting of shareholders at which a quorum is present, and cumulative voting is not permitted. The presence in person or by proxy of the holders of a majority of Rubicon’s outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Rubicon is proposing that two directors be elected at the Annual Meeting. Therefore, at the Annual Meeting, assuming a quorum is present, the two director nominees receiving the highest number of votes, whether cast in person or by proxy, will be elected to the Rubicon board. Because the two director candidates receiving the highest number of votes will be elected to Rubicon’s board, every vote is important. We urge you to complete, sign, date and return in the enclosed postage-paid envelope the enclosed BLUE proxy card to elect our director candidates.

Why is Paragon nominating only two director candidates when there are five members of Rubicon’s board of directors?

Rubicon’s board of directors consists of five directors who are divided into three classes with staggered three-year terms. The current terms of Rubicon’s two Class III directors expire at the Annual Meeting. Rubicon’s board also consists of two Class I directors with terms expiring at the 2017 annual meeting and one Class II director with a term expiring at the 2018 annual meeting. Paragon has nominated two director candidates to replace the two Class III directors up for election at the Annual Meeting. To support Paragon, you should return only our BLUE proxy card and not vote Rubicon’s proxy card or for any of their nominees.

What if I want to revoke a proxy that I already provided to Rubicon?

We urge you not to sign or return any proxy card or revocation card that may be sent to you by Rubicon. If you have already provided Rubicon with an executed proxy card or revocation card, you may revoke that document by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by returning a later dated

BLUE voting instruction card to that entity). If you wish to revoke a proxy provided to Rubicon, please send a copy of the revocation to Alliance Advisors at the fax number included on the back cover page of this proxy statement so that we will be aware of all revocations and can attempt to ensure they are honored.

How do I vote on the other matters being presented by Rubicon for vote at the Annual Meeting?

You can vote on all matters to be presented at the Annual Meeting on Paragon’s BLUE proxy card. We urge you not to return any proxy card provided by Rubicon so as not to revoke Paragon’s BLUE proxy card. Only the latest dated proxy card will be counted at the Annual Meeting.

The affirmative vote of a majority of the outstanding shares present or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as Rubicon’s independent auditors for the fiscal year ending December 31, 2016. Paragon will vote its Rubicon shares “AGAINST” the company’s auditor ratification proposal due to what it believes are excessively high audit fees, which are disclosed in Rubicon’s annual proxy statements. However, Paragon makes no recommendation with respect to this proposal. If you indicate your vote with respect to this proposal on our BLUE proxy card, we will vote your shares as instructed. If you do not specify a choice with respect to this proposal on our BLUE proxy card, we will vote your shares “AGAINST” this proposal.

The affirmative vote of a majority of the outstanding shares present or represented by proxy at the meeting and entitled to vote is required to approve the Rubicon Technology, Inc. 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”). Due to what we believe is the continued financial mismanagement and questionable decision making by Rubicon’s board, Paragon will vote its Rubicon shares, and recommends that you vote your Rubicon shares, “AGAINST” the company’s proposal to approve the 2016 Stock Incentive Plan. If you indicate your vote with respect to this proposal on our BLUE proxy card, we will vote your shares as instructed. If you do not specify a choice with respect to this proposal on our BLUE proxy card, we will vote your shares “AGAINST” this proposal.

Abstentions and proxies marked “withhold” for the election of directors will be counted for purposes of establishing the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the election of directors. An abstention will have the same effect as a vote “AGAINST” the proposal to ratify Rubicon’s independent auditors and the proposal to approve the 2016 Stock Incentive Plan.

If your Rubicon shares are held in the name of a brokerage firm and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to a proposal that is not a routine matter, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” Under applicable stock exchange rules, there are no “routine” proposals in a contested proxy solicitation. Because Paragon has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting for any broker accounts that are provided with proxy materials by Paragon. When the vote is tabulated for any particular matter, broker non-votes, if any, will be counted for purposes of determining whether a quorum is present, but will have no effect on the outcome of any proposal. We encourage you to provide voting instructions to the bank, broker, trustee or other nominee that holds your shares by carefully following the instructions provided in their notice to you.

We urge you not to return any proxy card provided by Rubicon. To support Paragon, you should return our BLUE proxy card and discard any proxy card you receive from Rubicon. You do not need to (and should not) vote “withhold” on Rubicon’s proxy card to vote for our director candidates. You should not vote for any of the director candidates nominated by Rubicon, or on any other matter by returning Rubicon’s proxy card. If you have already provided Rubicon with an executed proxy, you may revoke it by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by sending a later dated BLUE voting instruction card to that entity).

Who should I call if I have any questions?

If you have any questions, require any assistance in voting your Rubicon shares, need any additional copies of our proxy materials, or have any other questions, please call Alliance Advisors, our proxy advisor, at 855-737-3183.

Why We Are Soliciting Proxies

Reasons for the Solicitation

We have spent extensive time evaluating Rubicon’s business, understanding the sapphire industry, and analyzing Rubicon’s financial statements. We sent the company two detailed letters outlining our concerns and outlining our business ideas for increasing shareholder value. We then had subsequent meetings with William Weismann, Rubicon’s CEO, as well as members of Rubicon’s Board of Directors.

In our meetings with Rubicon’s management and Board we came away very concerned for the following reasons:

1.	We believe management failed to articulate any viable plan for the business.
2.	In a meeting between Messrs. Gad and Weismann, Mr. Weismann indicated that he “does not need” the job of CEO at Rubicon.
3.	Most importantly, despite more than three years of alarming negative gross margins, we believe the company has not taken ANY significant or meaningful action to restructure the business.

The painful results of what we believe is negligence and mismanagement speak for themselves: Rubicon has been one of the worst performing companies in all of NASDAQ, as evidenced by the share price performance over the past five years in comparison with the relevant benchmarks, as disclosed in Rubicon’s most recent annual report filed with the SEC:

•	Rubicon:	–95%
•	RDG Technology Peer Group:	+81%
•	NASDAQ:	+100%

Yet, as the company’s financial losses have snowballed, the directors have continued to reward themselves with what we believe is lavish and grossly excessive compensation:

•	In 2012, Rubicon lost $5.5 million, and the board was paid $521,000 in cash and stock.
•	In 2013, Rubicon lost $30.4 million, and the board was paid $584,000 in cash and stock.
•	In 2014, Rubicon lost $44.0 million, and the board was paid $909,000 in cash and stock.
•	In 2015, Rubicon lost $77.8 million, and the board was paid $556,000 in cash and stock.

In addition to this alarming and growing financial deterioration, the Board has also failed shareholders in the following ways:

1.	The existing Rubicon board has been engaged in a turn-around for four years and has failed, as evidenced by the continuing significant losses.
2.	We believe that Rubicon’s board has been slow to implement the necessary changes to improve the company’s financial performance. We believe they continue to “kick the can down the road” with respect to Rubicon’s potential turnaround.
3.	We believe the existing Rubicon board is failing in its fiduciary obligation to shareholders by running a staggered board that entrenches themselves and not giving shareholders their inherent right to nominate and elect all directors each and every year.
4.	We believe the current Rubicon board has paid itself excessive compensation, while the company has generated significant cumulative net losses since they took control.
5.	We believe the need for change at Rubicon is urgent. We believe the current board is destroying the business.

We find it most ironic that the Board would characterize Mr. Gad as “unfit” to serve on the Company’s Board given what we believe is a track record of gross mismanagement of the current Board. We believe the existing board is “asleep at the wheel.”

We believe, based on our research, that it will be several years before the supply/demand imbalance in the sapphire market is corrected. We believe it is therefore of critical importance to restructure the business in an intelligent manner in order to preserve and grow shareholder value.

In our meetings with the Board, we believe they failed to articulate any plan for the company. We believe they are hoping for improvement or new markets. Rubicon’s balance sheet has now become too small to take what we believe is such an irresponsible and avoidable risk.

Given Rubicon’s rapidly shrinking balance sheet and continuing significant losses, we believe that if a new direction is not implemented immediately, Rubicon’s business will be significantly impaired by the end of 2016 and there will be little chance for meaningful shareholder recovery.

Therefore, we believe that it is deeply in the best interest of shareholders to appoint our two directors to the company’s board at the Annual Meeting to effectuate the change and new direction that we believe is desperately needed.

Our Plans for Rubicon

If we are successful in obtaining two board seats at Rubicon, our objectives would be to:

1.	Work quickly to bring Rubicon to cash flow break-even;
2.	Evaluate and analyze potential real estate asset monetization transactions;
3.	Explore strategic alternatives — sale of some or all of the operating business;
4.	Examine potential investment opportunities outside the sapphire industry to unlock the value of the company’s $150 million in NOLs; and
5.	Evaluate a potential special dividend to shareholders.

We will advocate for the development of a comprehensive strategic plan that incorporates the following:

a)	Realignment of the sapphire business;
b)	Potential asset sales that add cash and improve future flexibility;
c)	Immediately reduce board compensation, and submit an amendment to Rubicon’s certificate of incorporation for shareholder approval to declassify the board and force directors to stand for election each year;
d)	Engage with strategic advisors — businessmen, not consultants — who can provide direct, tangible shareholder value in the restructuring of Rubicon’s sapphire business and supply chain; and
e)	As needed, replace management with professionals focused on transforming the company rather than continuing down what we believe is a path to the destruction of shareholder value.

We have engaged with a leading commercial real estate firm to analyze monetization options for Rubicon’s real estate. We estimate the current value of Rubicon’s fully owned real estate to be in excess of $1.00 per share and that a potential sale/leaseback transaction could provide the company with ample liquidity to restructure its sapphire business for any future potential opportunities.

We believe our plan will immediately stabilize the company, regain the market’s confidence in the future of Rubicon, and attract new investors. We believe these efforts along with the continued operational improvements of Rubicon would warrant a significantly increased market value for the company. In the medium term, as we work to intelligently allocate the company’s capital and instill a shareholder focused culture, we believe that the potential for significant share price appreciation is extremely favorable.

Our commitment to the company and its shareholders includes:

•	Improve corporate governance;
•	Eliminate every aspect of excessive spending and corporate waste;
•	Make the necessary but tough decisions to preserve shareholder value;
•	Serve as directors for minimal compensation;
•	Significantly invest alongside shareholders — “eat our own cooking”; and
•	Terminate the staggered board and require each director to stand for reelection every year.

We believe that our director candidates possess the necessary skills and experience to achieve this positive change that we believe is desperately needed at Rubicon. Our director candidates will be committed to maximizing value for all shareholders, and we expect to be held accountable to all of the shareholders, to whom we will ultimately report.

After years of financial losses, we believe Rubicon is running out of time. We believe the opportunity to successfully restructure Rubicon will cease to exist at the end of this year. We urge shareholders to vote FOR Paragon’s nominees by filling out the BLUE proxy card.

Our Director Candidates

Rubicon reports that its board of directors is currently comprised of five directors, who are divided into three classes with staggered three-year terms. The current terms of Rubicon’s Class III directors will expire at the Annual Meeting. Under Rubicon’s bylaws and applicable law, each of our candidates, if elected, would hold office until Rubicon’s 2019 annual meeting of shareholders, and until such person’s successor has been elected or until such person’s death, resignation, retirement or removal.

Under Rubicon’s bylaws, shareholders are entitled to one vote for each share held by them on each matter coming before the Annual Meeting. Rubicon directors are elected by a plurality of the votes cast at a meeting of shareholders at which a quorum is present, and cumulative voting is not permitted. The presence in person or by proxy of the holders of a majority of Rubicon’s outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Rubicon is proposing that two directors be elected at the Annual Meeting. Therefore, at the Annual Meeting, assuming a quorum is present, the two director nominees receiving the highest number of votes, whether cast in person or by proxy, will be elected to the Rubicon board.

Paragon is not soliciting proxies to vote shares in favor of any of Rubicon’s candidates. To support Paragon, you should return only our BLUE proxy card and not vote Rubicon’s proxy card or for any of their nominees.

Each of our director candidates has consented in writing to be nominated as a director of Rubicon, to being named as a director nominee in this proxy statement and to serve on Rubicon’s board of directors if elected or appointed to the board. At the Annual Meeting, we will nominate each of these director candidates for election to Rubicon’s board of directors. Copies of the consents that have been signed by our nominees are included in this proxy statement as Appendix A.

Our Candidates

The following sets forth information about each of Paragon’s director candidates. Included below is the name, age, present principal occupation, and other biographical and experience information for each of our director candidates. We believe that each of our director candidates would be considered independent under the listing standards of NASDAQ, and none of our director candidates is affiliated with Rubicon or any of its subsidiaries. If elected to Rubicon’s board of directors, our director candidates would owe fiduciary duties to all of Rubicon’s shareholders.

Hesham M. Gad, age 38, has been Chief Executive Officer of Paragon Technologies, Inc. (OTC: PGNT), a holding company with operations in the material handling and order fulfillment industry (“Paragon”), since June 2014, Chairman of Paragon’s Board of Directors since March 2012, and a director of Paragon since October 2010. As Chief Executive Officer, Mr. Gad drives strategy and is responsible for all capital allocation decisions at Paragon. He has been instrumental in the successful reorganization of Paragon’s wholly owned subsidiary, SI Systems. Mr. Gad’s efforts included the direct recruitment of a new executive operational team, the renegotiation of substantially all of Paragon’s legacy contracts, and overseeing and implementing Paragon’s acquisition and growth strategy. Mr. Gad is also Chairman and Chief Executive Officer of SED International Holdings, Inc. (OTC: SEDN), a distributor of information technology products and solutions, computer systems and mobility devices (“SED”), appointed as Chief Executive Officer in December 2013. He has served as Executive Chairman and a member of SED’s Board of Directors since October 2013. Paragon is the largest shareholder in SED.

Mr. Gad is also the founder and managing partner of Gad Partners Fund, a value oriented investment partnership, launched in 2007 and modeled after the 1950’s Buffett Partnerships. From 2006 to 2007, while earning his MBA, Mr. Gad was granted the opportunity and worked as a freelance securities analyst for UAS Asset Management, a boutique value investment firm in New York City.

Mr. Gad is the author of the internationally published book, “The Business of Value Investing.” He has been extensively published on topics including investing, financial statement analysis, and security valuation on some of the most highly regarded financial websites, including The Motley Fool, Investopedia, and TheStreet.com. Mr. Gad holds a B.A. in finance and an MBA in finance from the University of Georgia.

Director Qualifications: Mr. Gad’s role and responsibilities as an operating executive, including strategy oversight and implementation, capital allocation, leadership, restructuring and contract negotiation, as

Chief Executive Officer of Paragon make him acutely qualified to serve on the company’s board. He also has extensive experience in the area of financial markets and investments, qualifications valuable to a publicly traded company. Mr. Gad is qualified to serve as an audit committee member or chairperson and as an “audit committee financial expert” under SEC rules.

Business address: 101 Larry Holmes Drive, Suite 500, Easton, Pennsylvania 18042.

Jack H. Jacobs, age 70, has been a principal of The Fitzroy Group, Ltd., a firm that specializes in the development of residential real estate in London and invests both for its own account and in joint ventures with other institutions, for the past six years. He has held the McDermott Chair of Politics at West Point since 2005 and has served as an NBC military analyst since 2002. Mr. Jacobs was a co-founder and Chief Operating Officer of AutoFinance Group Inc., one of the firms to pioneer the securitization of debt instruments, from 1988 to 1989; the firm was subsequently sold to KeyBank. He was a Managing Director of Bankers Trust Corporation, a diversified financial institution and investment bank, where he ran foreign exchange options worldwide and was a partner in the institutional hedge fund business.

Mr. Jacobs’ military career included two tours of duty in Vietnam where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars and the Medal of Honor, the nation’s highest combat decoration. He retired from active military duty as a Colonel in 1987. From 2007 to 2012, Mr. Jacobs served as a member of the Board of Directors of Xedar Corporation, a public company; from June 2006 to 2009, he was a director of Visual Management Systems, a private company; and he was a director of BioNeutral Group, Inc., a public company, until 2009. Mr. Jacobs was previously a director of Premier Exhibitions, Inc. (PRXI), a public exhibitions company then listed on NASDAQ, has joined the Board of Directors of Datatrak International, Inc. (OTC: DTRK), a technology and services company delivering dClinical solutions for the clinical trials industry, in January 2016, and has served on the Board of Directors of Paragon Technologies, Inc. (OTC: PGNT), a holding company with operations in the material handling and order fulfillment industry, since 2012. From October 17, 2013 to October 28, 2013, Mr. Jacobs served on the board of SED International Holdings, Inc. Mr. Jacobs is Co-Chairman of the Medal of Honor Foundation and a member of the Board of Trustees of the USO of New York. Mr. Jacobs is the author of the book “If Not Now, When?: Duty and Sacrifice in America’s Time of Need.” Mr. Jacobs received a Bachelor of Arts and a Master’s degree from Rutgers University.

Director Qualifications: Mr. Jacobs’ public company, corporate governance and leadership experience would be particularly valuable to the company.

Business address: 101 Larry Holmes Drive, Suite 500, Easton, Pennsylvania 18042.

We recommend and urge you to vote FOR the election of our director candidates by completing, signing, dating and returning in the enclosed postage-paid envelope the enclosed BLUE proxy card. If you hold Rubicon shares through a bank, broker or other nominee, you must provide voting instructions to that entity. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card.

How to Provide a Proxy to Us

We urge you to complete, sign, date and return in the enclosed postage-paid envelope the enclosed BLUE proxy card to elect our director candidates. You will not be able to vote for our director candidates by returning a proxy card that is provided by Rubicon. If you hold Rubicon shares through a bank, broker or other nominee, you must provide voting instructions to that entity. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card. See the back cover page of this proxy statement for further information on how to vote your Rubicon shares.

We urge you not to sign or return any proxy card or revocation card that may be sent to you by Rubicon. If you have already provided Rubicon with an executed proxy card or revocation card, you may revoke that document by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by returning a later dated BLUE voting instruction card to that entity).

WE URGE YOU NOT TO RETURN ANY PROXY CARD PROVIDED BY RUBICON. YOU DO NOT NEED TO (AND SHOULD NOT) VOTE “WITHHOLD” ON RUBICON’S PROXY CARD TO VOTE FOR OUR DIRECTOR CANDIDATES. YOU SHOULD NOT VOTE FOR ANY OF RUBICON’S DIRECTOR NOMINEES OR ANY OTHER MATTER ON RUBICON’S PROXY CARD.

If you have any questions or require any assistance with providing your proxy or any other matters, please contact our proxy advisor, Alliance Advisors, at 855-737-3183.

Your proxy will authorize the proxy holders named on the proxy, with full powers of substitution and resubstitution, to raise and second motions to nominate candidates for election to Rubicon’s board of directors, and to vote all Rubicon shares that you hold as of the record date, at the Annual Meeting and at any adjournments or postponements of such meeting and at any meeting called in lieu of such meeting, in each case subject to applicable law.

Your proxy will be voted as directed by you thereon and in the discretion of the proxy holders with respect to any other matters that may properly come before the Annual Meeting, including any matters incidental to the conduct of the meeting. If no choice is specified by you with respect to the election of our director candidates, the proxy holders will vote your shares for each of our director candidates, “AGAINST” the ratification of the appointment of Rubicon’s independent auditors and “AGAINST” the approval of the 2016 Stock Incentive Plan and in the discretion of the proxy holders on any other matters coming before the meeting, including any matters incidental to the conduct of the meeting. The proxy holders will not vote any of the proxies for any of the director candidates nominated by Rubicon’s board.

In the event that any of our director candidates is unable to serve or for good cause will not serve as a member of Rubicon’s board of directors, the proxy holders will have the right to nominate, and vote your shares for the election of, the nominees selected in the sole discretion of the proxy holders, other than for any nominee for whom the authority to vote has been withheld on your proxy.

Any proxy may be revoked prior to the proxy being voted at the Annual Meeting. You may revoke a proxy by properly executing and delivering a later dated proxy or by delivering a written revocation of a proxy. If you wish to revoke a proxy provided to Rubicon, please send a copy to Alliance Advisors at the fax number included on the back cover page of this proxy statement so that we will be aware of all revocations and can attempt to ensure they are honored.

Rubicon is submitting the selection of its independent registered accounting firm for ratification by shareholders at the Annual Meeting and the approval of its 2016 Stock Incentive Plan. We make no recommendation to shareholders regarding how you should vote on the auditor ratification proposal, but recommend that you vote your Rubicon shares “AGAINST” the approval of the 2016 Stock Incentive Plan due to what we believe is the continued financial mismanagement and questionable decision making by Rubicon’s board. However, you may vote on these proposals on the enclosed BLUE proxy card (or through the BLUE voting instruction card provided by your bank, broker or other nominee). If you return our BLUE proxy card and do not include directions on how to vote with respect to these proposals, the proxy holders will vote your shares “AGAINST” the auditor ratification proposal and the proposal to approve the

2016 Stock Incentive Plan. You should not return Rubicon’s proxy card to vote on these proposals, for any of the director candidates nominated by the Rubicon board, or on any other matter.

Your vote is important. Please complete, sign, date and return the enclosed BLUE proxy card in the enclosed postage-paid envelope today. If you hold Rubicon shares through a bank, broker or other nominee, please vote in favor of our director candidates by providing voting instructions to your bank, broker or such other nominee. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card. See the back cover page of this proxy statement for further information on how to vote your Rubicon shares.

Other Matters Being Presented by Rubicon at the Annual Meeting

Auditor Ratification

Rubicon is submitting the selection of Grant Thornton LLP as Rubicon’s independent auditors for the fiscal year ending December 31, 2016 for ratification by shareholders at the Annual Meeting. Paragon will vote its shares “AGAINST” the company’s auditor ratification proposal due to what it believes are excessively high audit fees, which are disclosed in Rubicon’s annual proxy statements. However, we make no recommendation to shareholders regarding how you should vote on this proposal.

You may vote on this proposal on the enclosed BLUE proxy card (or through the BLUE voting instruction card provided by your bank, broker or other nominee). If you indicate your vote with respect to this proposal on our BLUE proxy card, we will vote your shares as instructed. If you return our BLUE proxy card and do not include directions on how to vote with respect to this proposal, the proxy holders will vote your shares “AGAINST” this proposal. You should not return Rubicon’s proxy card to vote on this proposal, for any of the director candidates nominated by the Rubicon board, or on any other matter.

2016 Stock Incentive Plan

At the Annual Meeting, Rubicon is requesting approval of the Rubicon Technology, Inc. 2016 Stock Incentive Plan. The plan provides for the granting of equity awards to certain eligible participants, including directors of Rubicon.

Since 2012, Rubicon has lost over $150 million. While significant losses for Rubicon’s shareholders steadily increase, the Rubicon board has continued to receive extraordinary and, in many cases, increasing compensation. Due to what we believe is the continued financial mismanagement and questionable decision making by the Rubicon board, we recommend that you vote “AGAINST” the approval of the 2016 Stock Incentive Plan.

You may vote on this proposal on the enclosed BLUE proxy card (or through the BLUE voting instruction card provided by your bank, broker or other nominee). If you indicate your vote with respect to this proposal on our BLUE proxy card, we will vote your shares as instructed. If you return our BLUE proxy card and do not include directions on how to vote with respect to this proposal, the proxy holders will vote your shares “AGAINST” this proposal. You should not return Rubicon’s proxy card to vote on this proposal, for any of the director candidates nominated by the Rubicon board, or on any other matter.

Background to the Solicitation

On November 23, 2015, Mr. Hesham M. Gad, Chairman and Chief Executive Officer of Paragon, delivered a letter on behalf of Paragon to Messrs. Don N. Aquilano, Rubicon’s Chairman of the Board, and William F. Weissman, Rubicon’s Chief Executive Officer, expressing concerns about Rubicon’s capital expenditures given its continuing string of growing losses. Mr. Gad proposed that two designees of Paragon be added to the Rubicon board, himself and Mr. Jack H. Jacobs. After that date, the Rubicon board purported to consider the addition of Messrs. Gad and Jacobs to the board.

On January 12, 2016, Mr. Gad sent a letter to Messrs. Aquilano and Weissman further expressing his desire to have representation on the Rubicon board and proposing a meeting between himself and Mr. Aquilano to discuss the proposed board representation and Mr. Gad’s concerns with Rubicon’s performance.

Rubicon’s board subsequently spoke with each of Mr. Gad and Mr. Jacobs, for the stated purpose of interviewing and considering adding them to the board. Mr. Caldwell then called Mr. Jacobs and indicated that the board was willing to appoint Mr. Jacobs to the board.

On March 28, 2016, Paragon rejected Rubicon’s offer to appoint solely Mr. Jacobs to the board and again expressed its desire to have both Messrs. Gad and Jacobs represent Paragon as directors.

On April 8, 2016, Paragon submitted to Rubicon notice of its intent to nominate two director candidates at Rubicon’s 2016 annual meeting of shareholders pursuant to requirements contained in Rubicon’s bylaws. Paragon disclosed that each nominee had provided a consent to Paragon to be nominated as a director of Rubicon, to being named as a director nominee in any proxy solicitation materials of Paragon, and to serve on Rubicon’s board if elected or appointed.

On April 11, 2016, Mr. Gad, on behalf of Paragon, delivered a letter to Rubicon requesting copies of Rubicon’s stockholder lists and certain other books and records pursuant to Delaware law.

On April 18, 2016, Rubicon issued a press release and filed a corresponding Form 8-K with the SEC disclosing that Rubicon had received Paragon’s director nomination notice.

On the same date, purporting to reject Paragon’s nomination notice as deficient, on bases that Paragon believes were raised by Rubicon merely to frustrate and delay, Rubicon’s counsel delivered a letter to Mr. Gad and Paragon’s counsel in response to the nomination notice.

On the same date, Rubicon’s counsel delivered a letter to Mr. Gad in response to Paragon’s April 11, 2016 demand letter, noting that Rubicon would only provide the requested information to which Paragon is entitled to under applicable Delaware law if Mr. Gad submitted a check made out to Rubicon’s proxy solicitor in the amount of $1,500 for the purported cost of providing the requested stockholder lists and executed a confidentiality agreement on behalf of Paragon. The letter also indicated that Rubicon had certain objections to the scope and purpose of Paragon’s demand.

On April 22, 2016, Paragon issued a press release announcing that it had initiated a proxy contest to elect two new directors to Rubicon’s board at Rubicon’s 2016 annual meeting of shareholders by delivering to Rubicon notice of its intent to nominate the following two director candidates: Hesham M. Gad and Jack H. Jacobs. In its press release, Paragon cited its increasing concerns regarding Rubicon’s deteriorating financial performance and the leadership of its board of directors. In the press release, Paragon outlined the reasons why it believes that urgent change is needed in Rubicon’s board of directors.

On April 22, 2016, Paragon’s counsel sent a letter to Rubicon asserting that Paragon’s director nomination notice was valid and rejecting Rubicon’s bases for purportedly rejecting Paragon’s nomination notice. Paragon’s counsel questioned how Rubicon could issue a widely disseminated press release regarding Paragon’s director nominations while privately purporting to reject the nomination notice in lawyer letters. Paragon’s counsel questioned how Rubicon could lament the “costly” nature of a proxy contest in its press release while at the same time sending lawyer letters that serve no purpose other than to frustrate, increase costs and entrench the existing board.

On the same date, Paragon’s counsel sent a letter to Rubicon in response to the letter from Rubicon’s counsel dated April 18, 2016 regarding Paragon’s stockholder list request. In the letter, Paragon’s counsel again requested copies of the documents lawfully requested by Paragon and noted that it would take appropriate action if the documents are not provided to Paragon within 48 hours after the record date for the Annual Meeting. Rubicon’s counsel subsequently responded with another letter, reiterating that Rubicon would only provide the requested information subject to certain objections and conditions, including the payment by Paragon of $1,500 for the purported cost of providing the requested information and the execution by Paragon of a confidentiality agreement.

On April 29, 2016, Rubicon’s counsel sent a letter to Paragon’s counsel purporting to accept the validity of Paragon’s director nomination notice, noting that the nomination notice “at least facially” complies with Rubicon’s bylaws. We believe Paragon is lawfully entitled to raise its director nominations at the Annual Meeting. We believe, in another sign of entrenchment motives, Rubicon’s lawyers have been sending letters with no purpose other than to frustrate, delay, increase costs, and entrench the existing board.

If Paragon’s nominees receive the most votes reflected in submitted proxies leading up to the Annual Meeting, but Rubicon purports to reject the validity of Paragon’s nominees, Paragon intends to immediately file litigation against Rubicon to enforce the validity of the election of its nominees.

Information About Us

This proxy solicitation is being made by Paragon. Paragon beneficially owns 80,000 shares of Rubicon.

Paragon Technologies, Inc. is a Delaware corporation. The principal business of Paragon is serving as a holding company with operations in the material handling and order fulfillment industry. Hesham M. Gad is the Chief Executive Officer of Paragon. Deborah R. Mertz is the Chief Financial Officer of Paragon. The board of directors of Paragon includes Mr. Gad, Jack H. Jacobs and Samuel S. Weiser. The business address of each of Paragon, Mr. Gad, Ms. Mertz, Mr. Jacobs and Mr. Weiser is 101 Larry Holmes Drive, Suite 500, Easton, Pennsylvania 18042.

Mr. Gad is the Managing Partner of Gad Capital Management LLC, a Delaware limited liability company. Gad Capital Management LLC is the General Partner of Gad Partners Fund LP, a Delaware limited partnership. The principal business of Gad Partners Fund LP is investments in businesses and securities. The principal business of Gad Capital Management LLC is to advise private investment funds. The business address of each of Gad Partners Fund LP and Gad Capital Management LLC is 494 Pinecrest Court, Athens, Georgia 30605.

The directors and officers of Paragon may be deemed to beneficially own the shares of common stock of Rubicon held by Paragon. Mr. Gad may be deemed to beneficially own the shares of common stock of Rubicon held by Gad Partners Fund LP. Gad Capital Management LLC, as the General Partner to Gad Partners Fund LP, may be deemed to be the beneficial owner of the shares of Rubicon’s common stock directly owned by Gad Partners Fund LP.

Additional information about the transactions effected by Paragon, Gad Partners Fund LP and Mr. Gad in Rubicon shares during the past two years is set forth in Appendix B to this proxy statement. None of our director candidates directly owns any shares of common stock of Rubicon, except that Mr. Gad directly owns 1,000 shares and Gad Partners Fund LP directly owns 1,023 shares. Each of the purchases and sales shown on Appendix B was made through the open market.

Additional biographical information about our director candidates is included in this proxy statement in the section titled “Our Director Candidates.” Additional information about each of the participants in this proxy solicitation is set forth in Appendix C to this proxy statement.

Solicitation of Proxies

This solicitation of proxies is being made by Paragon. Proxies may be solicited by mail, telephone, e-mail, fax, telegraph, in person or through advertisements or press releases. Each of our director candidates, the other participants named in this proxy statement, and other employees and agents of Paragon may assist in the solicitation of proxies without any additional remuneration.

We have retained Alliance Advisors for advisory services in connection with this solicitation and to assist us in the solicitation of proxies. Alliance Advisors will receive an hourly fee for work done, the aggregate of which is currently anticipated not to exceed $50,000, together with reimbursement for its reasonable out-of-pocket expenses. We have also agreed to indemnify Alliance Advisors against liabilities and expenses arising out of its services to us in connection with this solicitation of proxies, except where any such liabilities arise out of any gross negligence or willful misconduct by Alliance Advisors. It is anticipated that Alliance Advisors will employ approximately 25 persons to solicit Rubicon’s shareholders for the Annual Meeting.

We plan to solicit proxies from individuals, banks, brokers, dealers, bank nominees, trust companies, and other nominees and institutional holders. We will be requesting banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Rubicon shares they hold of record, and we will reimburse these record holders for their reasonable out-of-pocket expenses in doing so.

The expense of preparing, assembling, printing and mailing this proxy statement and related materials and the cost of soliciting proxies will be borne by Paragon. If Paragon is successful in obtaining the election of one or more of its director candidates to the Rubicon board, Paragon intends to seek reimbursement from Rubicon of the costs and expenses incurred by Paragon in connection with this solicitation and our efforts to obtain board representation. Paragon does not anticipate that such reimbursement would be presented to the shareholders of

Rubicon for a vote, but Paragon would favor such presentation for a vote if a sufficient number of shareholders of Rubicon expressed a desire for such vote to occur. We anticipate that our fees and expenses incurred in connection with this solicitation and our other efforts to obtain board representation could total up to $350,000 or more. We estimate that our expenses to date total approximately $100,000.

Information About Rubicon

Based on documents publicly filed by Rubicon, the mailing address of the principal executive offices of Rubicon is 900 East Green Street, Bensenville, Illinois 60106.

Appendix D to this proxy statement sets forth certain information regarding beneficial ownership of Rubicon’s shares by certain beneficial owners and Rubicon’s management. We have taken the information contained in Appendix D from Rubicon’s 2016 proxy statement, and we assume no responsibility for the accuracy or completeness of this information. However, we have updated this information from Rubicon’s 2016 proxy statement by including information regarding Paragon’s director candidates.

Pursuant to Rubicon’s 2016 proxy statement, any proposal that a shareholder intends to present for action at the 2017 annual meeting of shareholders must be received by Rubicon’s Secretary at the address of its principal executive offices no later than January 18, 2017, in order for the proposal to be included in the proxy statement and form of proxy for the 2017 annual meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Rubicon further stated that a shareholder must follow the procedures set forth in Rubicon’s bylaws to nominate persons for election to the board at the 2017 annual meeting or to bring other business before the 2017 annual meeting (other than matters that have been included in Rubicon’s proxy statement for such meeting). Rubicon stated that any nomination or proposed business that is not made in accordance with these procedures will be disregarded. Rubicon stated that a shareholder who intends to nominate a director for election or bring other business before the 2017 annual meeting must deliver timely written notice thereof to Rubicon’s Secretary at the address of its principal executive offices and must be a shareholder of record at the time notice is delivered and entitled to vote at the 2017 annual meeting. Rubicon stated that, to be timely, the notice must be delivered to the Secretary not later than the close of business on April 25, 2017 and not earlier than the close of business on March 26, 2017 unless the date of the 2017 annual meeting is more than 30 days before or more than 60 days after June 24, 2017, in which case notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which Rubicon first publicly announces the date of such annual meeting. Rubicon stated that any such notice must contain the information specified in its bylaws regarding the shareholder giving the notice and, as applicable, each person whom the shareholder wishes to nominate for election as a director and the other business proposed to be brought before the 2017 annual meeting.

Rubicon further disclosed that with respect to shareholder proposals not included in Rubicon’s proxy statement for the 2017 annual meeting, the persons named in the board of directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals not received by Rubicon within a reasonable time before the mailing of the proxy statement for the 2017 annual meeting.

The information about Rubicon contained in this proxy statement and the Appendices attached hereto has been taken from, or is based upon, publicly available information. We assume no responsibility for the accuracy or completeness of such information, except as may be required by law.

We have omitted from this proxy statement certain disclosures that are expected to be included in Rubicon’s proxy statement relating to the Annual Meeting based on reliance on Rule 14a-5(c). These disclosures include, among other things, current biographical information on Rubicon’s directors, information concerning executive compensation, and other information about Rubicon. If Rubicon does not provide a definitive proxy statement containing this information to shareholders before we mail our proxy statement, we will provide such information to the shareholders. If Rubicon does not distribute its proxy statement to shareholders at least ten days prior to the Annual Meeting, we will distribute to the shareholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains statements that are not historical facts but are “forward-looking” in nature. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or conditions to be materially different from any future results or conditions expressed or implied by such forward-looking statements. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology. Shareholders should not place undue reliance on any such forward-looking statements.

Questions

If you have any questions about anything in this proxy statement or the procedures to be followed to execute and deliver a proxy, please contact our proxy advisor, Alliance Advisors, at the toll-free telephone number included on the back cover page of this proxy statement.

Paragon Technologies, Inc.

May 23, 2016

Appendix A

Consents of Our Board Nominees to Serve

CONSENT

The undersigned hereby consents to be nominated as a director of Rubicon Technology, Inc., a Delaware corporation (the “Company”), and to being named as such nominee in any proxy and/or consent solicitation statement, proxy and/or consent card and any other materials prepared, distributed and/or filed with any governmental body, by or on behalf of Paragon Technologies, Inc., a Delaware corporation, and/or any of its affiliates, agents or representatives, in connection with the solicitation of proxies and/or written consents for the undersigned’s election or appointment at any annual or special meeting of the Company held, or pursuant to any action without a meeting taken, within twelve (12) months after the date set forth below. The undersigned further consents to serve on the board of directors of the Company if elected or appointed at any such meeting or pursuant to any such action without a meeting.

In witness hereof, the undersigned hereby executes this consent as of the date set forth below.

Signed: /s/ Sham Gad	Date: April 4, 2016
Print Name: Sham Gad

CONSENT

The undersigned hereby consents to be nominated as a director of Rubicon Technology, Inc., a Delaware corporation (the “Company”), and to being named as such nominee in any proxy and/or consent solicitation statement, proxy and/or consent card and any other materials prepared, distributed and/or filed with any governmental body, by or on behalf of Paragon Technologies, Inc., a Delaware corporation, and/or any of its affiliates, agents or representatives, in connection with the solicitation of proxies and/or written consents for the undersigned’s election or appointment at any annual or special meeting of the Company held, or pursuant to any action without a meeting taken, within twelve (12) months after the date set forth below. The undersigned further consents to serve on the board of directors of the Company if elected or appointed at any such meeting or pursuant to any such action without a meeting.

In witness hereof, the undersigned hereby executes this consent as of the date set forth below.

Signed: /s/ Jack H. Jacobs	Date: April 7, 2016
Print Name: Jack H. Jacobs

Appendix B

Transactions in Rubicon Shares During the Past Two Years

The following table sets forth information with respect to all purchases and sales of Rubicon shares effected by Paragon Technologies, Inc., Gad Partners Fund LP and Hesham M. Gad during the past two years. Paragon Technologies, Inc., Gad Partners Fund LP and Hesham M. Gad paid for each of these Rubicon shares with their respective cash amounts on hand.

Paragon Technologies, Inc.

Transaction Date	Number of Shares Bought/(Sold)	Price Per Share ($)
8/11/2015	5,000	$1.512
8/19/2015	4,620	$1.515
8/20/2015	13,000	$1.492
8/25/2015	4,776	$1.354
9/14/2015	5,000	$1.274
9/22/2015	1,000	$1.308
1/8/2016	(3,396)	$1.12
5/3/2016	50,000	$0.65

Gad Partners Fund LP

Transaction Date	Number of Shares Bought/(Sold)	Price Per Share ($)
8/11/2015	10,000	$1.515
11/25/2015	1,023	$0.914
4/21/2016	(10,000)	$0.71

Hesham M. Gad

Transaction Date	Number of Shares Bought/(Sold)	Price Per Share ($)
7/27/2015	1,150	$1.949
8/27/2015	(100)	$1.259
3/21/2016	(50)	$0.79

Appendix C

Additional Information About the Participants in this Solicitation

Except as set forth in this proxy statement or in the Appendices hereto, none of Paragon Technologies, Inc., Gad Partners Fund LP, Gad Capital Management LLC, any of our director candidates, or any of the other persons named in this proxy statement as being participants in this proxy solicitation, or any associate of any of the foregoing persons (collectively, the “Participants” and each, “Participant”) (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of Rubicon or any parent or subsidiary of Rubicon, (ii) owns any securities of Rubicon, or any parent or subsidiary of Rubicon, of record but not beneficially, (iii) has purchased or sold any securities of Rubicon within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of Rubicon, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of Rubicon within the past year, (vi) has been indebted to Rubicon or any of its subsidiaries since the beginning of Rubicon’s last fiscal year, (vii) has any arrangement or understanding with respect to future employment by Rubicon or any of its affiliates or with respect to any future transactions to which Rubicon or any of its affiliates will or may be a party, or (viii) has engaged in or had, or is deemed to have, a direct or indirect interest in any transaction, or series of similar transactions, within Rubicon’s last two fiscal years and the interim period to the date hereof, or in any currently proposed transaction, or series of similar transactions, to which Rubicon or any of its affiliates was or is to be a party, in which the amount involved exceeds $120,000.

In addition, except as set forth in this proxy statement or in the Appendices hereto, (i) none of the corporations or organizations in which any Participant has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of Rubicon, (ii) none of the Participants holds any position or office with Rubicon or has any family relationship with any executive officer or director of Rubicon or each other, and (iii) there are no material proceedings to which any Participant is a party adverse to Rubicon or any of its subsidiaries, or in which any Participant has a material interest adverse to Rubicon or any of its subsidiaries.

During the past 10 years, except as set forth in this proxy statement, in the Appendices hereto or below:

(a)	No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Participant, or any partnership in which any Participant was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

On February 24, 2016, an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code was filed in the Northern District of Georgia against SED International Holdings, Inc. Mr. Gad is the Chairman of the Board and Chief Executive Officer of SED International Holdings, Inc.

(b)	No Participant has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations, similar misdemeanors and other minor offenses).

On May 8, 2008, Mr. Gad entered a guilty plea to a charge of “theft by taking” under the Georgia First Offender Act (the “Act”) in the Superior Court of Athens-Clarke County, Georgia. This charge related to the allegation that Mr. Gad, while serving as the marketing coordinator for a grocery store in 2004, improperly allocated a portion of the store’s budget for charitable giving, for which he was responsible, to two not-for-profit organizations with which he was associated. Under the Act, after Mr. Gad entered his plea, but without the entry of a judgment of guilt, the Court placed Mr. Gad on probation for a two-year period and, as probation conditions, ordered him to pay restitution of $4,120.69 and to perform 40 hours of community service. On June 3, 2009, upon the successful completion of all of the conditions of Mr. Gad’s first offender plea and probation, the Court exonerated Mr. Gad and discharged him without entry of any judgment of guilt. This charge is subject to a pending pretrial diversion, which has been completed as of March 31, 2016 and pursuant to which the charge is being reduced to a misdemeanor.

(c)	No Participant has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:
(i)	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii)	Engaging in any type of business practice; or
(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.
(d)	No Participant has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity.
(e)	No Participant has been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.
(f)	No Participant has been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.
(g)	No Participant has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding (other than any settlement of a civil proceeding among private litigants), not subsequently reversed, suspended or vacated, relating to an alleged violation of:
(i)	Any Federal or State securities or commodities law or regulation;
(ii)	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or
(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.
(h)	No Participant has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

No Participant has failed to file on a timely basis any reports related to Rubicon that are required by Section 16(a) of the Exchange Act.

Appendix D

Common Stock Ownership of Certain Beneficial Owners
and Management

The following table sets forth the beneficial ownership of Rubicon’s shares by each shareholder known to be the beneficial owner of more than 5% of the outstanding shares of Rubicon and the beneficial ownership of Rubicon’s shares by each of Rubicon’s directors and named executive officers, and the directors and executive officers as a group. We have taken this information from Rubicon’s proxy statement dated May 18, 2016, and we assume no responsibility for the accuracy or completeness of this information. We have updated this information from Rubicon’s 2016 proxy statement by including information regarding Paragon Technologies, Inc.’s director candidates.

	Shares beneficially owned
Name of beneficial owner	Number	Percent
5% stockholders:
Ariel Investments, LLC(1)	4,767,365	17.8%
FMR LLC(2)	3,139,517	11.7%
The Co-Investment 2000 Fund, L.P.(3)(4) and Cross Atlantic Technology Fund II, L.P.(3)(5)	2,333,388	8.7%
Management:
William F. Weissman(6)	384,279	1.4%
Mardel A. Graffy(7)	95,239	*
Hany Tamim	—	*
Don N. Aquilano(8)	348,058	1.3%
Donald R. Caldwell(9)	2,340,488	8.8%
Michael E. Mikolajczyk(10)	337,533	1.3%
Raymond J. Spencer(11)	164,930	*
All executive officers and directors as a group (7 persons)(12)	3,670,527	13.4%
Paragon Director Nominees:
Hesham M. Gad(13)	82,023	*
Jack H. Jacobs(14)	80,000	*
All Paragon director nominees (2 persons)(15)	82,023	*

*	Represents less than 1% of the outstanding shares of common stock.
(1)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A (the “Ariel 13G”), filed on February 12, 2016, with the SEC by Ariel Investments, LLC (“Ariel”) with respect to ownership of shares of Rubicon’s common stock. The Ariel 13G reflects that Ariel has sole voting power with respect to 3,415,283 shares, and sole dispositive power with respect to 4,767,365 shares of Rubicon’s outstanding common stock. The principal business address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. Ariel reports on the Ariel 13G that its adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all of the reported shares. On May 13, 2016, Ariel filed a Schedule 13F reporting that it exercised investment discretion over 4,420,918 shares of Rubicon’s common stock as of March 31, 2016.
(2)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A (the “FMR 13G”), filed on February 13, 2015 with the SEC by FMR LLC (“FMR”), together with Edward C. Johnson 3d, Director and Chairman of FMR, and Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR, with respect to ownership of shares of Rubicon’s common stock. The FMR 13G reflects that each of FMR, Mr. Johnson and Ms. Johnson beneficially owns 3,139,517 shares and has the sole power to dispose or direct the disposition of all such shares. The FMR 13G indicates that none of FMR, Mr. Johnson or Ms. Johnson have voting power with respect to the reported shares. In addition, the FMR 13G reflects that Fidelity Management and Research (Hong Kong) Limited (“Fidelity”), a subsidiary of FMR, is the beneficial owner of 5% or greater of Rubicon’s outstanding shares. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Cross Atlantic Technology Fund II, L.P. (“Cross Atlantic Technology Fund II”) and The Co-Investment 2000 Fund, L.P. (the “Co-Investment Fund”) are limited partnerships in the business of venture capital investing. Each of these funds has appointed Cross Atlantic Capital Partners, Inc. as its investment manager. Donald R. Caldwell, a member of Rubicon’s Board of Directors, is a director of and controls 100% of Cross Atlantic Capital Partners, Inc. The address for each of these entities is 150 North Radnor-Chester Road Suite B101, Radnor, Pennsylvania 19087. Includes options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 26, 2016, 45,812 shares of common stock and 52,138 shares of restricted stock that are held by Donald R. Caldwell for the benefit of Cross Atlantic Technology Fund II, the Co-Investment Fund and Cross Atlantic Capital Partners, Inc.
(4)	Includes 1,170,153 shares of common stock beneficially owned by The Co-Investment Fund. The general partner of The Co-Investment Fund is Co-Invest Management, L.P. (“Co-Invest Management”). Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) is the general partner of Co-Invest Management. Mr. Caldwell is a stockholder, director and officer of Co-Invest Capital. Brian Adamsky and Frederick Tecce are officers of Co-Invest Capital and Messrs. Caldwell and Tecce are sometimes identified as managing directors of The Co-Investment Fund. Messrs. Caldwell, Adamsky and Tecce may be deemed to share voting and investment power with respect to all shares held by the Co-Investment Fund.
(5)	Includes 1,047,698 shares of common stock beneficially owned by Cross Atlantic Technology Fund II. XATF Management II, L.P. (“XATF Management II”) is the general partner of Cross Atlantic Technology Fund II. Cross Atlantic Capital Partners II, Inc. is the general partner of XATF Management II. Mr. Caldwell is a director, stockholder and officer of Cross Atlantic Capital Partners II, Inc. Messrs. Adamsky and Tecce are officers of Cross Atlantic Capital Partners II, Inc., and together with Mr. Caldwell, are sometimes identified as managing directors of Cross Atlantic Technology Fund II and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund II.
(6)	Includes 14,136 shares of common stock and options to purchase 370,143 shares of common stock, which are exercisable within 60 days of April 26, 2016.
(7)	Includes 3,428 shares of common stock and options to purchase 89,711 shares of common stock, which are exercisable within 60 days of April 26, 2016, owned by Ms. Graffy. Also includes 2,100 shares of common stock owned by the Mardel A. Graffy Trust dtd 1/27/2005.
(8)	Includes 104,995 shares of common stock, 150,493 shares of restricted common stock and options to purchase 92,570 shares of common stock, which are exercisable within 60 days of April 26, 2016.
(9)	Includes 52,912 shares of common stock, 52,138 shares of restricted common stock and options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 26, 2016, owned by Mr. Caldwell. Also includes 2,217,851 shares of common stock beneficially owned by Cross Atlantic Technology Fund II and the Co-Investment Fund. See footnotes (3) through (5) above for a description of the relationship among Mr. Caldwell and Cross Atlantic Technology Fund II and the Co-Investment Fund.
(10)	Includes 235,472 shares of common stock, 81,907 shares of restricted common stock and options to purchase 19,491 shares of common stock, which are exercisable within 60 days of April 26, 2016, owned by Michael Mikolajczyk. Also includes options to purchase 663 shares of common stock, which are exercisable within 60 days of April 26, 2016, held by his son, Mark Mikolajczyk. Michael Mikolajczyk disclaims beneficial ownership of the shares underlying the common stock options held by Mark Mikolajczyk.
(11)	Includes 67,256 shares of common stock, 81,086 shares of restricted common stock and options to purchase 16,588 shares of common stock, which are exercisable within 60 days of April 26, 2016.
(12)	Includes 2,698,150 shares of common stock, 365,624 shares of restricted common stock and options to purchase 606,753 shares of common stock, which are exercisable within 60 days of April 26, 2016, beneficially owned by Rubicon’s named executive officers and directors.
(13)	Mr. Gad may be deemed to be the beneficial holder of the Rubicon shares held by Paragon and Gad Partners Fund LP.
(14)	Mr. Jacobs may be deemed to be the beneficial holder of the Rubicon shares held by Paragon.
(15)	Includes 1,000 shares directly owned by Mr. Gad, 80,000 shares beneficially owned by Paragon, which shares Mr. Gad and Mr. Jacobs may be deemed to beneficially own due to their positions at Paragon, and 1,023 shares directly owned by Gad Partners Fund LP, which shares Mr. Gad may be deemed to beneficially own.

Important: How to Provide a Proxy to Us

Your vote is important. No matter how many Rubicon shares you own, please provide a proxy to vote in favor of our director candidates by taking three steps:

•	Check the boxes indicating a vote FOR our two director candidates on the enclosed BLUE proxy card;
•	SIGN and DATE the enclosed BLUE proxy card; and
•	MAIL the enclosed BLUE proxy card to us in the enclosed postage-paid envelope.

If any of your Rubicon shares are held in the name of a bank, broker or other nominee, only that entity can vote your Rubicon shares and only upon receipt of your specific instructions. Accordingly, if you received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately complete, sign, date and return the BLUE voting instruction card to that entity. If you have not received a BLUE voting instruction card from your bank, broker or other nominee, you should immediately contact the person responsible for your account to obtain a BLUE voting instruction card. We urge you to confirm to us in writing any voting instructions provided to a bank, broker or other nominee, by calling or sending a faxed copy of the executed voting instruction card to Alliance Advisors at the toll-free telephone number or fax number provided below, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

We urge you not to sign any proxy card or revocation card that may be sent to you by Rubicon. To support Paragon, you should return our BLUE proxy card and discard any proxy card you receive from Rubicon. You do not need to (and should not) vote “withhold” on Rubicon’s proxy card to vote for our director candidates. You should not vote for any of the director candidates nominated by Rubicon or on any other matter by returning Rubicon’s proxy card.

If you have already provided Rubicon with an executed proxy, you may revoke it by executing a later dated BLUE proxy card and sending it to us in the enclosed postage-paid envelope (or, if you hold your shares through a bank, broker or other nominee, by sending a later dated BLUE voting instruction card to that entity).

If you have any questions, require any assistance in voting your Rubicon shares, need any additional copies of our proxy materials, or have any other questions, please call Alliance Advisors, our proxy advisor, at the toll-free telephone number included below.

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-free number: 855-737-3183
Fax: 973-338-1430

BLUE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF PARAGON TECHNOLOGIES, INC.
2016 ANNUAL MEETING OF SHAREHOLDERS OF RUBICON TECHNOLOGY, INC.
THIS PROXY IS NOT FROM RUBICON’S MANAGEMENT OR BOARD OF DIRECTORS

The undersigned, a shareholder of record of Rubicon Technology, Inc. (NASDAQ: RBCN), a Delaware corporation (the “Company”), hereby appoints Hesham M. Gad, Jack H. Jacobs and Derek D. Bork (each with full power to act without the others) as proxies for the undersigned, with full powers of substitution and resubstitution, to raise and second motions to nominate candidates for election to the Company’s Board of Directors, and to vote all of the shares of the Company’s Common Stock that the undersigned would be entitled to vote if personally present, at the Company’s 2016 Annual Meeting of Shareholders scheduled to be held on June 24, 2016, and at any adjournments or postponements of such meeting and at any meeting called in lieu of such meeting (including all of the above, the “Meeting”), in each case subject to applicable law.

The undersigned hereby revokes any other proxy heretofore given to vote or act with respect to the shares of the Company’s Common Stock held by the undersigned and hereby ratifies and confirms all actions the herein named proxy holders, their substitutes, or any of them may take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse side and in the discretion of the proxy holders or their substitutes with respect to any other matters coming before the Meeting that are unknown to Paragon Technologies, Inc., Gad Partners Fund LP, Gad Capital Management LLC or other participants in Paragon’s solicitation (collectively, “Paragon”) a reasonable time before this solicitation.

IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY HOLDERS WILL VOTE THE SHARES “FOR” EACH OF THE NOMINEES NAMED UNDER PROPOSAL 1, “AGAINST” PROPOSAL 2 AND “AGAINST” PROPOSAL 3 on the reverse side of this Proxy.

In the event that any of the nominees named under Proposal 1 on the reverse side is unable to serve or for good cause will not serve as a member of the Company’s Board of Directors, the proxy holders will have the right to nominate, and vote the shares represented by this Proxy for the election of, the nominees selected in the sole discretion of the proxy holders, other than for any nominee for whom the authority to vote has been withheld on this Proxy.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
 — TO BE SIGNED AND DATED ON THE REVERSE SIDE —

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PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the
Meeting of Shareholders to be held June 24, 2016
Related Materials for Your Review are available at: http://viewproxy.com/rbcn/paragon/2016/

Please mark votes as in this example ☒

PARAGON RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF
DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW AND “AGAINST” PROPOSAL 3.

1.	Election to the Board of Directors of:

Nominees:	FOR	WITHHOLD
01 Hesham M. Gad	☐	☐
02 Jack H. Jacobs	☐	☐
2.	To ratify the appointment of Grant Thornton LLP as Rubicon’s independent auditors for the fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the adoption of the Rubicon Technology, Inc. 2016 Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Any other matter(s) properly brought before the Meeting.

PLEASE SIGN AND DATE THIS PROXY BELOW

IMPORTANT NOTE TO SHAREHOLDERS: Please sign exactly as your shares are registered. Joint owners should both sign. When signing as executor, trustee, administrator, guardian, officer of a corporation, attorney-in-fact or in any other fiduciary or representative capacity, please give your full name and title. This Proxy, when executed, will vote all shares held in all capacities. Please date this Proxy.

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Date:
Print Name of Shareholder (Individual or Entity Name)
Signature of Shareholder (or Representative of Entity)
Signature (if held jointly by individuals)
Name and Title of Representative of Entity (if applicable — See Important Note to Shareholders)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐

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PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone